Exhibit 99.1

NEWS RELEASE

SECURITY FEDERAL CORPORATION ANNOUNCES THIRD QUARTER EARNINGS

Aiken, South Carolina (January 29, 2010) - Security Federal Corporation (“Company”) (OTCBB:SFDL.OB), the holding company of Security Federal Bank (“Bank”), today announced earnings for the third quarter of its fiscal year ending March 31, 2010.  The Company reported net income available to common shareholders of $320,000 or $0.13 per common share (basic) for the three months ended December 31, 2009, compared to $462,000 or $0.19 per common share (basic) for the three months ended December 31, 2008.  For the nine months ended December 31, 2009, net income available to common shareholders was $787,000 or $0.32 per common share (basic) compared to $2.05 million or $0.81 per common share (basic) for the nine months ended December 31, 2008.

The decreases in earnings for the three and the nine month periods are primarily a result of management’s decision to increase the allowance for loan losses coupled with an increase in general and administrative expenses attributable to increased FDIC insurance premiums. These factors were offset by an increase in the Company’s net interest margin.

Net income was significantly impacted by management’s decision to increase the allowance for loan losses through additional charges to the provision for loan losses. Additions to the allowance for loan losses through charges to the provision were $2.48 million and $5.48 million for the quarter and nine month periods ended December 31, 2009, respectively. This compares to charges to the provision of $525,000 and $1.03 million, respectively, for the same periods in the prior year. The increase in both periods reflects management’s concern for the condition of the local and national economy coupled with an increase in non-performing assets within the Bank’s loan portfolio. Non-performing assets, which consist of non-accrual loans and repossessed assets, increased $27.91 million to $42.82 million at December 31, 2009 from $14.91 million at March 31, 2009. Despite this increase, non-performing assets comprised less than 5% of total assets at December 31, 2009 and March 31, 2009, respectively. The Bank also maintained relatively low and stable trends related to net charge-offs. Annualized net charge-offs as a percent of gross loans were 0.37% for the nine months ended December 31, 2009 compared to 0.09% for the same period in the prior year and 0.12% for the year ended March 31, 2009. Management of the Bank continues to closely monitor the loan portfolio on an ongoing basis to proactively identify any potential problem loans. The allowance for loan losses represented 2.34% of total loans held for investment as of December 31, 2009 compared to 1.65% as of March 31, 2009.

The net interest margin increased 46 basis points to 3.02% for the nine months ended December 31, 2009 compared to 2.56% for the comparable period in the previous year. As a result, net interest income increased $4.91 million or 30.52% to $20.99 million for the nine months ended December 31, 2009, compared to $16.08 million for the nine months ended December 31, 2008. For the quarter ended December 31, 2009, net interest margin increased 85 basis points to 3.37% from 2.52% for the same quarter in 2008. The margin also increased 48 basis points from 2.89% for the quarter ended September 30, 2009.  Net interest income increased $2.32 million or 42.32% to $7.82 million for the three months ended December 31, 2009, compared to $5.49 million for the three months ended December 31, 2008.

Non-interest income for the current quarter was $1.39 million, an increase of $369,000 or 36.18% compared to $1.02 million for the same quarter in 2008. For the nine months ended December 31, 2009, non-interest income was $4.00 million an increase of $797,000 or 24.89% compared to $3.20 million for the same period in the prior year. General and administrative expenses increased $528,000 or 10.07% to $5.77 million for the three months ended December 31, 2009 and $1.80 million or 11.91% to $16.95 million for the nine months ended December 31, 2009 compared to $5.25 million and $15.14 million, respectively, for the same periods in the previous year. The increases in both periods were primarily the result of an increase in FDIC insurance premiums incurred during the period. For the nine month period ended December 31, 2009, the Company expensed $1.47 million in FDIC insurance premiums, an increase of $924,000 or 168.20% from $549,000 for the same period in the prior year. The majority of this increase was the result of a one-time special assessment and additional provisions imposed by the FDIC on all FDIC insured deposit institutions to help replenish the government’s Deposit Insurance Fund.

On December 4, 2009, the Company successfully completed an offering of $6.1 million in Convertible Senior Debentures due 2029. The debentures pay interest at a rate of 8.0% per year and are convertible into the Company’s common stock at any time prior to maturity at a rate of 50 shares of commons stock for each $1,000 principal amount of debentures.

Total assets at December 31, 2009 were $979.52 million compared to $984.66 million at March 31, 2009, a decrease of $5.14 million or 0.52% for the nine-month period. Net loans receivable decreased $21.30 million or 3.49% to $589.79 million at December 31, 2009 from $611.09 million at March 31, 2009.  Total deposits increased $10.88 million or 1.64% to $672.60 million at December 31, 2009 compared to $661.71 million at March 31, 2009.  Advances, other borrowings, convertible senior debentures and subordinated debentures decreased $17.24 million or 6.89% to $232.97 million at December 31, 2009 from $250.21 million at March 31, 2009.

Security Federal Bank has 13 full service branch locations in Aiken, Clearwater, Graniteville, Langley, Lexington, North Augusta, Wagener, Columbia and West Columbia, South Carolina and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank’s wholly owned subsidiary, Security Federal Insurance, Inc.

For additional information contact Roy Lindburg, Chief Financial Officer, at (803) 641-3070

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties.  The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to, interest rate fluctuations; economic conditions in the Company’s primary market area; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; regulatory and accounting changes; technology factors affecting operations; pricing of products and services; and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2009.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  The Company undertakes no responsibility to update or revise any forward-looking statement.

SECURITY FEDERAL CORPORATION
UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS

INCOME STATEMENT HIGHLIGHTS
(In Thousands, except for Earnings per Common Share)

	Quarter Ended December 31,		Nine Months Ended December 31,
	2009	2008	2009	2008

Total interest income	$12,549	$12,254	$36,623	$36,430

Total interest expense	4,733	6,762	15,636	20,351

Net interest income	7,816	5,492	20,987	16,079

Provision for loan losses	2,475	525	5,475	1,025

Net interest income after
provision for loan losses	5,341	4,967	15,512	15,054

Non-interest income	1,389	1,020	3,999	3,202

Non-interest expense	5,773	5,245	16,945	15,142

Income before income taxes	957	742	2,566	3,114

Provision for income taxes	395	253	1,050	1,038

Net income	562	489	1,516	2,076

Preferred stock dividends & accretion	242	27	729	27

Net income available to
common shareholders	$320	$462	$787	$2,049

Earnings per common share (basic)	$0.13	$0.19	$0.32	$0.81

BALANCE SHEET HIGHLIGHTS
(In Thousands, except for Book Value per Common Share and Ratios)

		December 31, 2009	March 31, 2009

Total assets		$979,521	$984,662

Cash and cash equivalents		9,999	6,562

Total loans receivable, net		589,786	611,090

Investment and mortgage-backed securities		319,484	314,099

Deposits		672,596	661,714

Borrowings		232,965	250,209

Shareholders' equity		67,939	67,092

Book value per common share		$20.26	$19.95

Total risk based capital ratio (1)		12.94%	12.18%

Non performing loans		39,237	12,920

Non performing loans to total assets		4.03%	1.31%

Allowance as a percentage of gross loans		2.34%	1.65%

(1)- This ratio is calculated using Bank only information and not consolidated information